                                              As filed with the Securities and Exchange Commission on January 10, 2005

REGISTRATION NO. _________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Magnum d’Or Resources, Inc.
(Exact name of Registrant as specified in its charter)
Nevada 98-02152222
---------------------------------------- ------------------------------------
(State or other jurisdiction of (I.R.S. Employer Identification No.)
incorporation or organization)

170 The Donway West, Suite 404, Toronto, Ontario, Canada M3C 2G3

(Address of principal executive offices)

2005 STOCK OPTION, SAR AND STOCK BONUS CONSULTANT PLAN

(Full title of Plan)

Reno J. Calabrigo, President

Magnum d’Or  Resources, Inc.

170 The Donway West, Suite 404

Toronto, Ontario, Canada M3C 2G3

(Name and address of agent for service)

905.842.5515

(Telephone number, including area code, of agent for service)

Copies to:

STEPHEN A. ZRENDA, JR., ESQ.

STEPHEN A. ZRENDA, JR., P.C.

100 NORTH BROADWAY AVENUE, SUITE 2440

OKLAHOMA CITY, OKLAHOMA 73102-8608

(405) 235-2111

CALCULATION OF REGISTRATION FEE

Title of Securities Amount to be Proposed Maximum Proposed Maximum Amount of
to be registered Registered(1) Offering Price per Share(2) Aggregate Offering Price Registration Fee
Common Stock,
$.001 par value 20,000,000 shares $0..04 $800,000 $94.16

(1)    Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Company’s common stock as reported within five business days prior to the date of this filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.

PLAN INFORMATION.

GENERAL.    The Board of Directors of Magnum d’Or Resources, Inc. (the “company”) adopted the 2005 Stock Option, SAR and Stock Bonus Consultant Plan (the APlan@) which authorized the Company through the Committee that administers the Plan (the "Committee") to grant non-qualified stock options with or without stock appreciation rights, SAR’s and stock bonuses to consultants of the Company.  There are 20,000,000 shares of Common Stock of the Company available for grant to participants designated by the Committee under the Plan.  A description of the Plan appears below.   Directors, officers and employees of the Company are not eligible to participate in this Plan

DESCRIPTION OF THE PLAN.  The Board of Directors has determined that it is necessary to retain consultants and to provide compensation and additional incentives for such consultants.  The Plan  permits the Committee the right to grant non-qualified stock options ("Stock Options") with or without stock appreciation rights ("SAR's"), SAR's and stock bonuses.  The Board believes that the best interest of the Company will be served by combining the availability of both Stock Option s and SAR's in certain instances

THE COMMITTEE.  The Plan provides for the granting by the Committee of Options (with or without SAR's) and stock bonuses to  consultants of the Company.  The shares subject to the Plan will be registered at the Company’s expense pursuant to the Securities Act of 1933, as amended (the "Act"), and  applicable state securities acts, or will be issued by the Company pursuant to exemptions from the registration requirements of the Act and applicable state securities acts.  The Plan is administered by the Committee composed of at least one member of the Board of Directors.  The Committee administers and interprets the Plan and has authority to grant Options and stock bonuses  to all eligible persons and determines at the time the Option is granted the number of shares granted under and the type of each Option or bonus, the purchase price, the option period and whether SAR's granted thereunder or at the time of exercise of the Option.  Mr. Reno J. Calabrigo has been appointed as the initial sole member of the Committee.

STOCK OPTIONS.  The Plan provides for the issuance of non-qualified Stock Options which may be with or without SAR's, to consultants of the Company at any time prior to midnight January 4, 2007 for the purchase of shares of the Company’s Common Stock from the 20,000,000 shares which have been set aside for such purpose.  The Committee may grant Stock Options  with or without SAR's for such number of shares to eligible participants as the Committee from time to time shall determine and designate.  Shares involved in the unexercised portion of any terminated or expired Option may again be subjected to Options, provided that to the extent any Option in whole or in part is surrendered as the result of the exercise of a SAR, the shares subject to the surrendered portion of the Option will no longer be available for use under the Plan.

The Committee is vested with discretion in determining the terms, restrictions and conditions of each Option.  The option price of the Common Stock to be issued under the Plan will be determined by the Committee, provided such price may not be less than 85% of the fair market value of the shares on the date of grant.  The fair market value of a share of the Company’s Common Stock will  be determined to be the closing price for such share on the date of grant in the over-the-counter market (NASD Electronic Bulletin Board) or other market upon which the Common Stock of the Company actively trades..

Options granted under the Plan are exercisable in such amounts, at such  intervals and upon such terms as the Committee shall provide in such Option.  Upon the exercise of a Stock Option, the option price must be paid in full, in cash or in Common Stock of the Company or a combination of cash and Common Stock of the Company.

Stock Options granted under the Plan may not be exercised until six months after the date of the grant and rights under an SAR may not be exercised until six months after SAR's are attached to an Option if not attached at the time of the grant, except in the event of death or disability of the participant.  Options are exercisable only by participants while actively employed as a  consultant by the Company or a subsidiary except in the case of death or disability.  In the case of disability and to the extent otherwise exercisable, Options may be exercised at any time within one year after the occurrence of disability.  The personal representative of a deceased participant shall have one year from the date of death (but not beyond the expiration date of the Option) to exercise the exercisable portion of such Option to the extent that it has accrued on the date of death.  If a Participant’s employment as a consultant by the Company or its subsidiary terminates for any reason other than death or disability, any Option granted to such participant shall immediately terminate.  However, a disabled participant or any other participant upon the occurrence of other special circumstances may, with the consent of the Committee, exercise an Option if the disability or other event causing termination  of employment as consultant occurred on or after the six-month period following the date of grant, notwithstanding the fact that all installments with respect to such Option had not accrued at such date.  If a participant dies or terminates as a consultant with the Company or its subsidiary by disability within the aforesaid six-month waiting period, the Committee may permit the personal representative of such deceased participant or the disabled participant to exercise any portion of an Option previously granted to such deceased or disabled participant.  No Option may be exercisable after June 4, 2007.  Subject to such conditions, Options will become exercisable by the participants in such amounts and at such times as shall be determined by the Committee in each individual grant.  Options are not transferable except by will or by the laws of descent and distribution.

STOCK APPRECIATION RIGHTS.  Except in the case of death or disability, a SAR may not be exercised until six months after the date of grant but thereafter may be exercised and will terminate at such time as the Committee determines.  SAR's are exercisable only upon surrender of part or all of the related Option to which they are attached.  SAR's also terminate upon termination of the related Option.  They may be exercised only by participants while employed as  a consultant by the Company or its subsidiary, under the same terms and conditions as the Stock Options and like such Options, death or disability  provide exceptions.  See "Stock Options " above.  A participant who terminates employment as  a consultant by reason of disability or death within the six-month period following the date of grant of a SAR will automatically lose the SAR as well as the related Stock Option.  However, a disabled  participant, or any other participant upon the occurrence of other special circumstances, may, with the consent of the Committee, exercise a SAR if the disability or other event causing termination of employment as  a consultant occurred on or after the six-month period following the date of grant notwithstanding the fact that all installments with respect to such SAR had not accrued as of such date.  If a participant dies or becomes disabled which causes termination of employment as a consultant within the aforesaid six-month waiting period, the Committee may permit the personal representative of such deceased participant or the disabled participant to exercise any portion of a SAR previously granted to such deceased or disabled participant.  Upon the exercise of a SAR, the holder is entitled (subject to the Committee’s approval) to receive the excess of the fair market value of the shares for which the right is exercised over the option price under the related Option.

The Committee has the authority to determine whether the value of the SAR is paid in cash or shares of Common Stock or both and whether or not the SAR may be exercised by the participant.  The Committee may deny the exercise of the SAR, if in the Committee’s opinion, the performance by the participant is unsatisfactory or the conduct of the participant has been detrimental to the Company or one of its subsidiaries.  The Committee has no authority to deny the exercise of the underlying Stock Option pursuant to the terms of the grant.

The utilization of SAR's will require a charge to the Company’s operations for each year for the appreciation of the rights which are anticipated will be exercised.  The amount of a charge is dependent upon whether and the extent to which such rights are granted, and the amount, if any, by which the fair market value of the Company’s Common Stock exceeds the option price provided for in the related Stock Option.  A similar charge will be made for Stock Options without SAR's.

ADJUSTMENTS.  The total number of shares of the Company’s Common Stock which may be purchased through all classes of Options under the Plan and the number of shares subject to outstanding Options and the related option prices will be adjusted in the cases of changes in capital structure resulting from a stock dividend, recapitalization, stock split, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction, except a dissolution or liquidation of the  Company or a merger or consolidation in which the Company is not the surviving or the resulting corporation (except a reorganization which has the effect of changing the Company’s place of organization) will cause the Plan and any Option or SAR granted thereunder to terminate upon the effective date of such dissolution, liquidation, merger or consolidation.

TERMINATION AND AMENDMENT.  The Plan terminates as of midnight on January 4, 2007, but prior thereto may be altered, changed, modified, amended or terminated by written amendment approved by the Board of Directors.  Provided, that no action of the Committee may, without the approval of Board of Directors, increase the total amount of Common Stock which may be purchased under Options granted under the Plan; withdraw the administration of the Plan from the Committee; amend or alter the option price of Common Stock under the Plan; or change the manner of computing the spread payable by the Company to a participant upon the exercise of a SAR.   No amendment, modification or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan without the consent of the optionee except  as described under "Adjustments" above.

FEDERAL INCOME TAX CONSEQUENCES FOR U.S. CITIZENS AND U.S. RESIDENTS.  A participant receiving a Stock Option under the Plan will not be in receipt of U.S. income under the Code and the applicable Treasury Regulations thereunder, upon the grant of the Option.   However, he will realize income at the time the Option is exercised in an amount equal to the excess of the fair market value of the Common Stock acquired on the date of exercise.  The amount of income realized by a participant will be treated as ordinary income, and the Company will be entitled to deduct that same amount.  The tax basis of any Common Stock received by a participant will be its fair market value on the exercise date.

The granting of Stock Options with SAR's  will not produce income under the Code and the applicable Treasury Regulations to the participant or and will not result in a tax deduction to the Company.   Upon exercise of such rights, any cash a participant receives and the fair market value on the exercise date of any Common Stock received will be taxable to the participant as ordinary income.  The amount of income recognized by a participant will be deductible by the Company.  The tax basis of any Common Stock received by a participant will be its fair market value on the exercise date.

ITEM 2.

REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act").  Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 3.

INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously or concurrently filed by the Company (formerly called Digital World Cup, Inc, and Progolftournaments.com) with the Commission are hereby incorporated by reference into this Registration Statement:

1.  Form S-1 registration statement of the Company (Progolftournaments.com) filed on December 23, 1999;,

2.  The Form 10-KSB annual report of the Company for its fiscal year ended September 30, 2004, filed on January 4, 2005,

All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Form S-8 Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Form S-8 Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.   Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Form S-8 Registration Statement and the Prospectus.

     All documents incorporated by reference herein will be made available to all participants without charge, upon written or oral request.   Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request.  All requests for documents shall be directed to:

Reno J. Calabrigo, President

Magnum d'Or Resources, Inc.

170 The Donway West, Suite 404

Toronto, Ontario, Canada M3C 2G3

905.842.5515

ITEM 4.

DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Nevada corporation.  Title 7, Chapter 78.138 of the Nevada corporation law  provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

Section 2.17 of the ByLaws of the Company provides that the Company shall have the power to pay or reimburse any present or former director or officer of the Company any costs or expenses actually and necessarily incurred in any action, suit, or proceeding to which the officer is made a party by reason of holding that position, provided, however, that no officer shall receive such indemnification if finally adjudicated therein to be liable for negligence or misconduct in office.  This indemnification shall extend to good-faith expenditures incurred in anticipation of threatened or proposed litigation.  The Board of Directors may in proper cases, extend the indemnification to cover the good-faith settlement of any such action, suit or proceeding, whether formally instituted or not.

At the present time, the Company does not have any officer-director liability insurance although permitted by Nevada law and by Section 2.18 of the ByLaws, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.

EXHIBITS

(3)(i)

Articles of Incorporation of the Company are incorporated herein  by reference to the Form S-1 registration statement of  the Company filed on December 31, 1999 by Progolftournaments.com

               (3)(ii)

Certificate of Amendment  to Articles of Amendment of the Company is incorporated herein by reference to the Form  8-K current report of the Company filed April 6, 2001, by Progolftournaments.com

(3)(iii)

ByLaws of the Company are incorporated by reference herein to the second exhibit to the Form S-1 registration statement filed by Progolftournaments.com on December 31, 1999.

In addition, see the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.

UNDERTAKINGS

(a)            The undersigned Company hereby undertakes:

                              (1)            To file, during any period in which offers or sales are being made, a post-effective amendment to the

                                                 Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                                                 (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the

                                                Registration Statement;   and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end  of the estimated maximum offering range may be selected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of  distribution not previously disclosed in the Registration Statement or any material change to such  information in the Registration Statement, provided however, that provisions (i)

                                                and (ii) of this  undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the

                                                Registration Statement;

     (2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing  provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable.  In the event that a claim for  indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of  its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in Registration Statement shall be deemed to be a new Registration  Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Ontario, Canada, on January 10 2005.

Magnum d'Or Resounces, Inc.

By:     /s/ Reno J. Calabrigo, President

 --------------------------------------

Reno J. Calabrigo, President

MAGNUM D'OR RESOURCES, INC.

 EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

EXHIBIT NO. DESCRIPTION
----------- -----------

5.1 Opinion of Stephen A. Zrenda, Jr., P.C.

10.1 2005 Stock Option, SAR and Stock Bonus Consultant Plan

1.1 Consent of Stephen A. Zrenda, Jr., P.C.

23.2 Consent of Micheal Johnson & Co., L.L.C.